Exhibit 99.1

QC Holdings, Inc. Reports First Quarter Results

Board Declares Regular $0.05 Quarterly Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 6, 2010--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $5.5 million and revenues of $48.8 million for first quarter 2010.

“Given the negative effects associated with the unfavorable law changes in Washington and South Carolina, we are pleased to have produced a solid result in first quarter 2010,” said QC Chairman and Chief Executive Officer Don Early. “Although we experienced modest revenue declines in several states, it appears the leveling of the broader economy has provided some stability to our customer base. Similar to the final three quarters of 2009, our loss experience improved versus the comparable prior period, helping to mitigate some of the revenue decline.”

Items of note for the first quarter included:

  Income from continuing operations of $5.5 million, or $0.30 per diluted share, compared to $6.5 million, or $0.36 per diluted share, in first quarter 2009;
  Revenues of $48.8 million compared to $54.5 million in first quarter 2009;
  A loss ratio of 12.7% versus 15.5% in prior year’s first quarter; and
  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition, of $12.0 million compared to $14.4 million in prior year’s first quarter.

The three months ended March 31, 2010 and 2009 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months ended March 31, 2010 and 2009 are provided below.

Revenues declined $5.7 million, or 10.5%, quarter-to-quarter. This decline is primarily due to lower payday loan volumes resulting from unfavorable law changes effective January 1, 2010 in Washington and South Carolina that unnecessarily restrict customer access to payday loans. Another component of the decline relates to Virginia, where the company discontinued its open-end credit product offering during second quarter 2009 and re-introduced the payday loan product. The payday loan volumes in Virginia have not returned to historical levels, largely due to the various restrictions on customer borrowing contained in the existing law. A 9.1% improvement in automotive sales and interest revenues partially offset these declines.

Revenues for comparable branches (those short-term lending branches that were open for the 15 months since December 31, 2008) were down 12.2%, or $6.1 million, to $43.8 million during the three months ended March 31, 2010 for the same reasons noted above.

Branch operating costs, exclusive of loan losses, totaled $23.0 million during the three months ended March 31, 2010, a 4.6% decrease from the $24.1 million in the same 2009 period. The decrease was primarily attributable to reduced compensation at the branch level due to a lower average number of employees and reduced overtime.

During the three months ended March 31, 2010, the company reported a decline in loan losses to $6.2 million compared to $8.5 million in the same 2009 period. The loss ratio for the current quarter totaled 12.7%, down from the 15.5% in first quarter 2009. This improvement reflects fewer returned items quarter-to-quarter. In addition, the company’s loss experience with respect to automotive loans has improved significantly due to management and process enhancements. The company sold approximately $65,000 and $294,000 of older debt during first quarter 2010 and 2009, respectively.

QC’s branch gross profit in first quarter 2010 was $19.7 million, a $2.3 decrease from prior year’s quarter. Given the challenges in Washington and South Carolina, gross profit for comparable branches declined to $17.1 million during first quarter 2010 from $21.3 million in prior year’s first quarter.

Regional and corporate expenses declined slightly to $9.3 million during the three months ended March 31, 2010 from $9.4 million in first quarter 2009.

Net interest expense decreased approximately $343,000 from last year’s first quarter due to lower average outstanding debt balances.

“With the expected revenue decline in our regulatory-affected states, our branch personnel have focused on minimizing operating expenses and reducing losses,” noted QC President and Chief Operating Officer Darrin Andersen. “Our field continues to do a terrific job of working with our customers to resolve outstanding debts, particularly in those states where changes in the laws have caused tremendous customer uncertainty. These efforts were key to maintaining the overall company gross margin consistent with prior year’s first quarter.

“The legislative and regulatory environment continues to be dynamic for our short-term lending products. While we are currently managing through the challenges in Washington and South Carolina, and planning for the termination of the payday law in Arizona in July, we remain confident that lawmakers will take the time to understand the significant customer demand for short-term, small-dollar loans and will reasonably evaluate alternatives for meeting this demand.”

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable June 1, 2010 to stockholders of record as of May 18, 2010.

-BUSINESS OUTLOOK -

“As expected, the law changes in Washington and South Carolina significantly reduced earnings during first quarter 2010,” Early said. “Not only did revenues decline in each of these states by approximately 50% during the first quarter, but also losses jumped due to customers adjusting to the new, credit-restricted environment. We anticipate that as customers adapt to the new laws in these states, our losses in those states will return to levels that are consistent with, or below, the company’s historical average.

“As previously reported, we are exploring all avenues to continue to serve our Arizona customers once the existing payday loan law terminates at the end of June. Industry opponents naively believe that by eliminating the payday loan option, customers’ financial needs will miraculously disappear. We deal, instead, in the real world where hard-working individuals and families need solutions to manage through immediate issues. We are working diligently to identify potential solutions for our customers in Arizona.

“Based on our first quarter experience, it appears there still exists overhang on customer demand associated with the unsettled economy. While we manage through this revenue lull for our core payday product, we continue to evaluate various diversification alternatives, whether through, or independent of, our existing branches.

“Our automotive sales and financing operation made nice strides during first quarter 2010. We are pleased with this progress and look forward to growing this business utilizing the various operating tactics that have helped fuel the success in our core short-term lending business.

“While 2010 poses some meaningful challenges, we will draw on our extensive operating history to produce solid cash flow, earnings and value for our shareholders.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 553 branches in 24 states at March 31, 2010. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 553 branches through a combination of de novo branches and acquisitions. During fiscal 2009, the company advanced nearly $1.3 billion to customers and reported total revenues of $220.6 million.

Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina and Arizona, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (4) risks associated with the leverage of the company, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2010
Revenues
Payday loan fees	$38,810	$34,841
Other	15,681	13,966
Total revenues	54,491	48,807
Branch expenses
Salaries and benefits	11,492	10,721
Provision for losses	8,451	6,183
Occupancy	6,104	5,866
Depreciation and amortization	1,006	918
Other	5,474	5,445
Total branch expenses	32,527	29,133
Branch gross profit	21,964	19,674

Regional expenses	3,463	3,830
Corporate expenses	5,951	5,462
Depreciation and amortization	733	694
Interest expense, net	1,046	703
Other expense, net	135	15
Income from continuing operations before income taxes	10,636	8,970
Provision for income taxes	4,153	3,461
Income from continuing operations	6,483	5,509
Loss from discontinued operations, net of income tax	(726)	(332)
Net income	$5,757	$5,177

Earnings (loss) per share:
Basic
Continuing operations	$0.36	$0.30
Discontinued operations	(0.04)	(0.02)
Net income	$0.32	$0.28
Diluted
Continuing operations	$0.36	$0.30
Discontinued operations	(0.04)	(0.02)
Net income	$0.32	$0.28
Weighted average number of common shares outstanding:
Basic	17,473	17,483
Diluted	17,553	17,580

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended
	March 31,
	2009	2010

Income from continuing operations	$6,483	$5,509
Provision for income taxes	4,153	3,461
Depreciation and amortization	1,739	1,612
Interest expense	1,050	705
Non-cash losses on property dispositions	135	15
Stock option and restricted stock expense	807	714
Adjusted EBITDA	$14,367	$12,016

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2009	March 31, 2010
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$21,151	$16,330
Loans receivable, less allowance for losses of $10,803 at December 31, 2009 and $8,640 at March 31, 2010	74,973	58,938
Prepaid expenses and other current assets	10,183	9,070
Total current assets	106,307	84,338
Property and equipment, net	18,286	17,211
Goodwill	16,491	16,491
Other assets, net	7,002	7,341
Total assets	$148,086	$125,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$162	$1,751
Accrued expenses and other liabilities	14,285	9,286
Deferred revenue	5,077	2,913
Income taxes payable		2,527
Revolving credit facility	20,500	3,500
Current portion of long-term debt	9,900	6,250
Total current liabilities	49,924	26,227

Non-current liabilities	4,905	5,307

Long-term debt	27,707	25,993
Total liabilities	82,536	57,527

Commitments and contingencies
Stockholders’ equity	65,550	67,854
Total liabilities and stockholders’ equity	$148,086	$125,381

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended March 31,
	2009	2010
	Unaudited	Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	585	556
De novo branches opened	1	1
Acquired branches
Branches closed	(23)	(4)
Number of branches, end of period	563	553

Short-term Lending Comparable Branch Data:
Total number of comparable branches	544	544
Comparable branch revenue	$49,943	$43,849
Percentage change		(12.2%)
Comparable branch net revenues	$42,300	$37,703
Percentage change		(10.9%)

Operating Data – Short-term Loans:
Loan volume	$269,532	$229,902
Average loan (principal plus fee)	368.59	375.36
Average fee	53.24	55.76

Operating Data – Installment Loans:
Loan volume	$6,326	$5,118
Average loan (principal)	503.84	491.95
Average term (days)	184	170

Operating Data – Automotive Loans:
Loan volume	$3,842	$3,876
Average loan (principal)	8,790	8,850
Average term (months)	32	31
Locations, end of period	5	5

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands)

	Three Months Ended March 31,
	2009	2010
	Unaudited	Unaudited
Other Revenues:
Installment loan interest and fees	$4,438	$4,181
Automotive sales and interest	4,379	4,812
Open-end credit fees	1,669	40
Credit service fees	1,593	1,731
Other	3,602	3,202
Total	$15,681	$13,966

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$20,357	$18,992
Recoveries	(12,720)	(10,623)
Adjustment to provision for losses based on evaluation of outstanding receivables	814	(2,186)
Total provision for losses	$8,451	$6,183

Provision for losses as a percentage of revenues	15.5%	12.7%
Provision for losses as a percentage of loan volume (all products)	2.9%	2.4%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications